Exhibit 99.1

January 4, 2024

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES APPOINTMENT OF

JAMES P. LYNCH TO SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

SAN JOSE, Calif. – California Water Service Group (NYSE : CWT) today announced that after conducting an extensive, nation-wide search, it has selected James P. Lynch to join the company as Senior Vice President, Chief Financial Officer and Treasurer, effective January 3, 2024. He succeeds interim Vice President, Chief Financial Officer and Treasurer David B. Healey. Mr. Healey will serve as Principal Financial Officer on an interim basis, ensuring a smooth transition and supporting the company in its fiscal year 2023 financial reporting.

Mr. Lynch is an accomplished senior executive and seasoned finance leader with more than 22 years of experience in the water utility industry, including 12 years at SJW Group where he served as Chief Accounting Officer and, prior to that, Chief Financial Officer and Treasurer. Before joining SJW Group, Mr. Lynch spent 14 years as an Audit Partner at KPMG, LLP, where he served as a lead audit partner on a portfolio of international and domestic publicly traded and privately held companies, including five years as independent audit partner for SJW Group and California Water Service Group.

“California Water Service Group retained a national search firm where Jim quickly rose to the top of the list,” said Chairman and Chief Executive Officer Martin A. Kropelnicki. “Jim’s financial expertise, along with his extensive experience with regulated water utilities, makes him the perfect fit for this role. I’ve known Jim for many years, and I’ve long been impressed by his professionalism and integrity. I’m very pleased to have him join our leadership team.”

A Santa Clara University alumnus, Mr. Lynch served as a member of the Santa Clara University Accounting Advisory Board and currently serves on the board of directors of Children’s Health Council. He is also a Certified Public Accountant.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

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Contact

Shannon Dean

(408) 367-8243 (media)